UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which the transaction applies:

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In connection with the proposed merger of equals between FNB Corporation (FNB) and Virginia Financial Group, Inc., FNB’s President and Chief Executive Officer sent the following email to FNB directors and employees on January 4, 2008:

First, let me wish each of you a Happy New Year. The year 2007 was full of challenges and 2008 could prove to be more of the same, but let’s focus on today’s good news.

We are proceeding with the mailing of our proxies to our shareholders relating to our merger with Virginia Financial Group, Inc. The proxies should be in the hands of most of our shareholders within the next several days.

We are very excited about this opportunity for our company. The proposed transaction was carefully and thoroughly considered by your board of directors before it was overwhelmingly approved, in part, because it has the potential to immediately and substantially enhance shareholder value for FNB and also provide FNB with an equal partner’s share in the future management and strategy of the new combined company. We believe that this merger provides the best of both worlds because it permits FNB shareholders to gain immediate and substantial participation in faster growing markets elsewhere while at the same time continuing our commitment to the markets we currently serve. Christiansburg will be the headquarters of and the operations center for the new combined bank which will be the largest independent commercial bank headquartered in Virginia. The merger will accomplish all of this without the typical loss to our local communities ordinarily associated with an outright sale to a larger financial institution.

We encourage you to read the proxy material you will soon receive and, after reviewing the matter carefully, we encourage you to support the recommendation made by your board of directors and vote in favor of the proposed merger. The time, date and place for our shareholder meeting is 2:00 p.m. on February 12 at the Event Center in Christiansburg.

Over the past several months much work has been done by many people from both FNB and VFG to facilitate the integration of our companies. I can say without a doubt that the folks from VFG are as committed to their customers and to doing the right things as we are at FNB. I am convinced you will be impressed with their dedication to their customers, shareholders, employees and communities they serve. Together we will be stronger and have the ability to continue to grow to build the shareholder value we talk so much about in the banking business.

Thank you for what you do for FNB and I look forward to working with you in the New Year.

Bill

William P. Heath, Jr.

President and Chief Executive Officer

FNB Corporation

105 Arbor Drive

Christiansburg, VA 24073

540-382-6041 Office

540-381-6768 Fax

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG has filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008. FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.